Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Zynerba Pharmaceuticals, Inc.:

We consent to the use of our report dated March 10, 2021, with respect to the consolidated balance sheets of Zynerba Pharmaceuticals, Inc. as of December 31, 2020 and 2019, the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2020, and the related notes, incorporated herein by reference.

/s/ KPMG LLP

Philadelphia, Pennsylvania
May 12, 2021